Exhibit 99.3
APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Index to Condensed Consolidated Financial Statements

Page
Condensed Consolidated Balance Sheets at September 30, 2016 (Unaudited) and December 31, 2015	1
Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2016 and 2015 (Unaudited)	2
Condensed Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders' Deficit for the nine months ended September 30, 2016 (Unaudited)	3
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2016 and 2015 (Unaudited)	4
Notes to Unaudited Condensed Consolidated Financial Statements	5

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except for share data)

	September 30, 2016	December 31, 2015
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$8,678	$21,715
Accounts receivable, net of allowances of $485 and $630	10,388	10,498
Inventory, net	13,745	12,793
Prepaid expenses and other current assets	1,242	2,081
Total current assets	34,053	47,087
Restricted cash	859	871
Property and equipment, net	7,251	7,972
Goodwill	184	184
Intangible assets, net	44,608	48,987
Other assets	62	87
Total assets	$87,017	$105,188
Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$3,183	$4,684
Accrued expenses	7,113	6,546
Payable to related parties	9,104	5,074
Contingent consideration	—	5,000
Total current liabilities	19,400	21,304
Warrant liability	1,994	2,912
Convertible notes	23,677	20,498
Long-term debt	50,267	49,305
Total liabilities	95,338	94,019
Commitments and contingencies
Redeemable preferred stock; 92,612,807 outstanding shares at September 30, 2016 and December 31, 2015	151,850	144,937
Stockholders' deficit:
Common stock; 5,844,318 and 5,495,628 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	—	—
Additional paid-in capital	(31,773)	(25,214)
Accumulated other comprehensive income	1,619	8
Accumulated deficit	(130,017)	(108,562)
Total stockholders' deficit	(160,171)	(133,768)
Total liabilities, redeemable preferred stock and stockholders' deficit	$87,017	$105,188
See accompanying notes to unaudited interim condensed consolidated financial statements.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except for share data)
(Unaudited)

	Nine months ended September 30
	2016	2015
Revenues	$49,475	$51,245
Cost of sales	19,356	15,283
Gross margin	30,119	35,962
Operating expenses:
Sales and marketing	23,697	28,295
General and administrative	8,808	8,721
Research and development	5,222	7,694
Amortization of intangible assets	5,399	4,890
Total operating expenses	43,126	49,600
Loss from operations	(13,007)	(13,638)
Other expenses:
Interest expense, net	6,881	7,579
Other expense	1,364	846
Net loss before income taxes	(21,252)	(22,063)
Income tax expense	203	—
Net loss	(21,455)	(22,063)
Current dividends on convertible preferred stock	(6,913)	(6,778)
Net loss attributable to common stockholders	(28,368)	(28,841)
Other comprehensive income (loss):
Foreign currency translation	1,611	243
Comprehensive loss	$(19,844)	$(21,820)
Net loss per share, basic and diluted	$(4.92)	$(7.74)
Shares used in computing net loss per share, basic and diluted	5,760,792	3,725,532
See accompanying notes to unaudited interim condensed consolidated financial statements.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders’ Deficit
Nine Months Ended September 30, 2016
(In thousands, except for share data)
(Unaudited)

	Redeemable Convertible Series A Preferred stock		Redeemable Convertible Series B Preferred stock		Redeemable Convertible Series C Preferred stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2015	9,588,891	$19,301	45,406,582	$72,390	37,617,334	$53,246	5,495,628	$—	$(25,214)	$8	$(108,562)	$11,169
Exercise of common stock options	—	—	—	—	—	—	348,690	—	45	—	—	45
Accretion of dividends on Series A preferred stock	—	709	—	—	—	—	—	—	(709)	—	—	—
Accretion of dividends on Series B preferred stock	—	—	—	3,339	—	—	—	—	(3,339)	—	—	—
Accretion of dividends on Series C preferred stock	—	—	—	—	—	2,865	—	—	(2,865)	—	—	—
Stock based compensation	—	—	—	—	—	—	—	—	309	—	—	309
Foreign currency translation	—	—	—	—	—	—	—	—	—	1,611	—	1,611
Net loss	—	—	—	—	—	—	—	—	—	—	(21,455)	(21,455)
Balances at September 30, 2016	9,588,891	$20,010	45,406,582	$75,729	37,617,334	$56,111	5,844,318	$—	$(31,773)	$1,619	$(130,017)	$(8,321)
See accompanying notes to unaudited interim condensed consolidated financial statements.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities:	$(21,455)	$(22,063)
Net loss
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,747	5,898
Amortization of deferred financing costs	246	244
Noncash interest expense	3,895	3,336
Change in fair value of warrant liability	(918)	—
Provision for doubtful accounts receivable	173	494
Change in inventory reserve	3,297	30
Stock based compensation	309	337
Foreign exchange on short-term intercompany loans	1,069	496
Changes in operating assets and liabilities:
Change in restricted cash	12	(363)
Accounts receivable	116	(48)
Inventory	(4,092)	(1,713)
Prepaid expenses and other assets	882	481
Accounts payable and accrued expenses	3,199	(1,487)
Net cash used in operating activities	(6,520)	(14,358)
Cash flows from investing activities:
Purchases of property and equipment	(624)	(4,232)
Purchase of intangibles	(993)	(1,508)
Net cash used in investing activities	(1,617)	(5,740)
Cash flows from financing activities:
Proceeds from exercise of stock options	45	120
Payment of long-term debt	—	(37,717)
Payment of contingent consideration	(5,000)	—
Payments of deferred financing costs	—	(1,041)
Proceeds from the issuance of convertible notes	—	19,936
Proceeds from long-term debt	—	50,000
Net cash provided by (used in) financing activities	(4,955)	31,298
Effect of exchange rate changes on cash	55	113
Net increase (decrease) in cash and cash equivalents	(13,037)	11,313
Cash and cash equivalents at beginning of year	21,715	11,765
Cash and cash equivalents at end of year	$8,678	$23,078
Supplemental disclosure of noncash financing activity:
Warrants issued with long-term debt	—	1,951
Accretion of dividends on preferred stock	6,913	6,778
See accompanying notes to unaudited interim condensed consolidated financial statements.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(In thousands, except for share data)

(1) Organization and Business Description
Apollo Endosurgery, Inc. is a Delaware corporation with both domestic and foreign wholly-owned subsidiaries. Throughout these Notes "Apollo" and the "Company" refer to Apollo Endosurgery, Inc. and its consolidated subsidiaries.
Apollo is a medical technology company primarily focused on the design, development, and commercialization of innovative medical devises that can be used for the treatment of obesity. The Company's core products include the Orbera® intra-gastric balloon system, the OverStitch™ endoscopic suturing system and Lap-Band® adjustable gastric banding system. All devices are regulated by the United States Food and Drug Administration (the "FDA") or an equivalent regulatory body outside the United States. The Company's products are sold throughout the world with principal markets in the United States of America, Europe, Australia, Brazil and Canada. The Company also has a manufacturing facility located in Costa Rica.
(2) Significant Accounting Policies
(a)   Basis of Presentation
The Company prepared its interim condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). They do not include all of the information and footnotes required by GAAP for complete financial statements. The accompanying condensed consolidated financial statements include the Company's accounts and the accounts of its wholly-owned subsidiaries. The Company has eliminated all intercompany balances and transactions.
The Company has made estimates and judgments affecting the amounts reported in its condensed consolidated financial statements and the accompanying notes. The actual results that the Company experiences may differ materially from the Company's estimates. The accounting estimates that require the Company's most significant, difficult and subjective judgments include intangibles and long-lived assets, valuation of inventory, allowance for doubtful accounts, stock compensation, deferred tax asset valuation, and warrant liability valuation.
(b)   Unaudited Interim Results
In management's opinion, the unaudited financial information for the interim periods presented includes all adjustments necessary for a fair presentation of the results of operations, financial position, and cash flows. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. This interim information should be read in conjunction with the audited consolidated financial statements in the Company's Annual Consolidated Financial Statements for the year ended December 31, 2015.
(c)   Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 replaces most existing revenue recognition guidance in GAAP. In July 2015, the FASB approved a one year deferral of this standard, with a revised effective date for annual and interim reporting in fiscal years beginning after December 15, 2017. In March 2016 and April 2016, the FASB issued ASU 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net) and ASU 2016-10, Identifying Performance Obligations and Licensing, respectively. ASU 2014-09 permits the use of either the retrospective or modified retrospective (cumulative effect) transition method. The Company has not yet completed its final review of the impact of this guidance, although the Company does not anticipate a material impact on its revenue recognition practices. The Company continues to review this guidance, potential disclosures and the Company’s method of adoption to complete its evaluation of the impact on its consolidated financial statements. In addition, the Company continues to monitor additional changes, modifications, clarifications or interpretations being undertaken by the FASB, which may impact the Company’s current conclusions.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(In thousands, except for share data)

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"). This ASU requires management to evaluate, for each annual and interim reporting period, whether there are conditions and events, considered in the aggregate, that raise substantial doubt about an entity's ability to continue as a going concern within one year after the date the financial statements are issued or are available to be issued. If substantial doubt is raised, additional disclosures around management's plan to alleviate these doubts are required. ASU 2014-15 will be effective for the Company on January 1, 2017. The adoption of ASU 2014-15 will not have a material effect on the Company's consolidated financial statements.
Apollo has adopted the provisions of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. This update requires that debt issuance costs be presented in the balance sheet as a reduction of the carrying value of the debt instead of being classified as a deferred charge. As retrospective application is required by this standard, December 31, 2015 and 2014 have been adjusted with no material impact, respectively.
In July 2015, the FASB, issued ASU 2015-11, Simplifying the Measurement of Inventory ("ASU 2015-11"), which simplifies the subsequent measurement of inventory by requiring inventory to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 will be effective for the Company on January 1, 2017. The Company does not expect the adoption of ASU 2015-11 to have a material impact on its consolidated financial statements.
In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes ("ASU 2015-17"), which requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. ASU 2015-17 will be effective for the Company on January 1, 2017. The adoption of ASU 2015-17 will not have a material impact on the presentation of the Company's consolidated balance sheet.
In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02") which requires a lessee to recognize assets and liabilities for leases with a maximum possible term of more than 12 months. A lessee would recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the leased asset (the underlying asset) for the lease term which will require companies to recognize most leases on the balance sheet, thereby increasing reported assets and liabilities. Extensive quantitative and qualitative disclosures, including significant judgments made by management, will be required. ASU 2016-02 requires adoption using a modified retrospective transition with application of the guidance at the beginning of the earliest comparative period presented. ASU 2016-02 will be effective for the Company on January 1, 2019. Early adoption is permitted. The Company is evaluating the effect that ASU 2016-02 will have on its consolidated financial statements.
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), which contains guidance on accounting for certain aspects of share-based payments to employees. ASU 2016-09 requires excess tax benefits and tax deficiencies to be recorded in the income statement when the awards vest or are settled. Furthermore, cash flows related to excess tax benefits will no longer be separately classified as a financing activity apart from other income tax cash flows. ASU 2016-09 also allows companies to repurchase more of an employee's shares for tax withholding purposes without triggering liability accounting, clarifying that all cash payments made on an employee's behalf for withheld shares should be presented as a financing activity in the consolidated statements of cash flows and provides an accounting policy election to account for forfeitures as they occur. ASU 2016-09 will be effective for the Company on January 1, 2017. The Company does not expect the adoption of ASU 2016-09 to have a material impact on its consolidated financial statements.
The Company adopted the provisions of ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15") which addresses questions about the presentation and classification of certain cash receipts and payments in the statement of cash flows, including debt prepayment costs. The adoption of ASU 2016-15 resulted in no material impact to the Company's consolidated financial statements for the periods presented.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash ("ASU 2016-18") which clarifies the classification and presentation of changes in restricted cash on the statement of cash flows. The Company will early adopt ASU 2016-18 for annual and interim reporting in fiscal years beginning after January 1, 2016. The Company does not expect the adoption of ASU 2016-18 to have a material impact on its consolidated financial statements.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(In thousands, except for share data)

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business ("ASU 2017-01") which changes the definition of a business. If substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, then the acquisition is not a business. ASU 2017-01 requires a business to include at least one substantive process. ASU 2017-01 will be effective for the Company on January 1, 2018. Early adoption is permitted. The effect of ASU 2017-01 on the Company's consolidated financial statements will be dependent on any future acquisitions.
In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other: Simplifying the Test for Goodwill Impairment (“ASU 2017-04”) to simplify the accounting for goodwill impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. ASU 2017-04 will be effective for the Company for annual and interim reporting in fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.
In February 2017, the FASB issued ASU 2017-05, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (“ASU 2017-05”) to clarify the scope of Subtopic 610-20, Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets, and to add guidance for partial sales of nonfinancial assets. ASU 2017-05 will be effective for the Company for annual and interim reporting in fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company does not expect the adoption of ASU 2017-05 to have a material impact on its consolidated financial statements.
(3) Concentrations
Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents and accounts receivable. At September 30, 2016, the Company's cash and cash equivalents and restricted cash are held in deposit accounts at three different banks totaling $9,537. The Company has not experienced any losses in such accounts, and management does not believe the Company is exposed to any significant risk. Management further believes that the concentration of credit risk in the Company's accounts receivable is substantially mitigated by the Company's evaluation process, relatively short collection terms, and the high level of creditworthiness of its customers. The Company continually evaluates the status of each of its customers, but generally requires no collateral.
Two customers individually contributed 9% and 7% of the Company's revenues for the nine months ended September 30, 2015.
(4) Contingent Consideration
A contingent consideration payment of $5,000 was paid on May 26, 2016 pursuant to the terms of the 2013 asset acquisition for obtaining Orbera TM Pre-Market Approval.
(5) Inventory
Inventory consists of the following as of:

	September 30, 2016	December 31, 2015
	(unaudited)
Finished goods	$11,729	$13,021
Raw materials	5,541	—
Less inventory reserve	(3,525)	(228)
Total inventory, net	$13,745	$12,793
The Company recorded an inventory impairment charge of $3,297 in the nine months ended September 30, 2016 consisting of $1,994 of estimated obsolescence charges for raw materials transferred in June 2016 in accordance with the 2013 asset acquisition manufacturing support agreement and $1,303 related to expiring finished goods products.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(In thousands, except for share data)

(6) Intangible Assets
Intangible assets consist of the following as of:

	September 30, 2016	December 31, 2015
	(unaudited)
Original cost	$63,687	$62,667
Less accumulated amortization	(19,079)	(13,680)
Intangible assets, net	$44,608	$48,987
Amortization expense related to the above intangible assets was $5,399 and $4,890 during the nine months ended September 30, 2016 and 2015, respectively.
(7) Convertible Notes
Convertible notes consist of the following as of:

	September 30, 2016	December 31, 2015
	(unaudited)
Convertible notes	$22,166	$22,166
Payment-in-kind interest	1,511	513
	23,677	22,679
Discount	—	(2,073)
Deferred financing costs	—	(108)
	$23,677	$20,498
(8) Long-Term Debt
Long-term debt consists of the following as of:

	September 30, 2016	December 31, 2015
	(unaudited)
Senior secured credit facility	$50,000	$50,000
Payment-in-kind interest	2,213	1,679
Long-term debt	52,213	51,679
Discount	(1,316)	(1,606)
Deferred financing costs	(630)	(768)
Long-term debt	$50,267	$49,305
During the second quarter of 2016, the Company was not in compliance with a debt covenant under the senior secured credit facility and received a waiver from the lender.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(In thousands, except for share data)

(9) Stock Options
A summary of the status of the Company's 2006 Stock Option Plan as of September 30, 2016 and changes for the nine months ended September 30, 2016 is presented below:

	Options	Exercise price	Weighted average exercise price
Options outstanding, December 31, 2015	16,911,486	$0.10 - $0.19	$0.17
Options granted	1,203,500	0.10	0.10
Options forfeited	(490,324)	0.10 - 0.19	0.13
Options exercised	(348,690)	0.12 - 0.19	0.13
Options outstanding, September 30, 2016	17,275,972	0.10 - 0.19	0.17
At September 30, 2016, the Company has 17,275,972 options outstanding with a weighted average remaining contractual life of 6.5 years. The Company has 8,970,869 options exercisable with a remaining contractual life of 6.4 years and a weighted average exercise price of $0.16 per share at September 30, 2016. The options exercised had an intrinsic value of $11 and $0 for the nine months ended September 30, 2016 and 2015, respectively.
The Company has granted 2,425,730 options to purchase common shares that will vest upon the Company's achievement of certain global revenue and EBITDA targets for calendar years 2016 and 2017. These performance targets are not deemed probable and thus no amounts have been recognized associated with these amounts.
Unrecognized grant date fair value of options was approximately $694 at September 30, 2016, with a remaining amortization period of less than four years. The Company recorded $309 and $337 for stock compensation cost for the nine months ended September 30, 2016 and 2015, respectively.
In August 2016, the Company approved the 2016 Equity Incentive plan, which replaced the previous 2006 Stock Option Plan which expired in May 2016. The new plan is structured similar to the previous plan.
(10) Other Expense
Other expense includes unrealized foreign-exchange loss of $1,069 and $496 for the nine months ended September 30, 2016 and 2015, respectively, on short-term intercompany loans of foreign subsidiaries denominated in U.S. dollars.
(11) Income Taxes
The provision for income taxes for the nine months ended September 30, 2016 and 2015 includes both domestic and foreign income taxes at applicable statutory rates. The provision primarily consists of foreign income taxes.
The Company has established a valuation allowance equal to the total net domestic deferred tax asset due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history.
As of September 30, 2016, the Company has no unrecognized tax benefits or accrued interest or penalties associated with uncertain tax positions.
(12) Net Loss Per share Attributable to Common Stockholders
Basic and diluted net loss per common share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. Net loss attributable to common stock is computed by deducting current dividends on convertible preferred stock from net loss. Potentially dilutive shares, which include convertible preferred stock, warrants for the purchase of common and preferred stock, and options outstanding under the Company's equity incentive plans, are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(In thousands, except for share data)

Potentially dilutive securities not included in the calculation of diluted net loss per share attributable to common stockholders because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

	Nine Months Ended September 30
	2016	2015
Preferred stock	125,562,528	118,133,205
Warrants for common and preferred stock	8,609,838	8,609,838
Common stock options	17,275,972	16,907,443
	151,448,338	143,650,486
(13) Liquidity and Capital Resources
The Company has experienced operating losses and non-compliance with its debt covenants since inception and has an accumulated deficit of $130,017 as of September 30, 2016. To date, the Company has funded its operating losses and acquisitions through private equity offerings and the issuance of debt instruments. The Company's ability to fund future operations and satisfy its ongoing debt covenant requirements will depend upon its level of future operating cash flow and its ability to access additional funding through either equity offerings, issuances of debt instruments or both if needed. The Company's senior secured credit facility requires the Company to meet minimum revenue requirements each quarter and provides a cure provision in the event this requirement is not met. If the Company is not able to meet its ongoing quarterly minimum revenue requirements and is otherwise unable to access additional equity or exercise the cure provision available to it, the repayment of the senior secured credit facility could be accelerated at the lender's discretion. The Company believes its existing cash and cash equivalents including the contemplated financing in conjunction with the merger agreement noted below will be sufficient to meet liquidity and capital requirements for a reasonable period of time.
On September 8, 2016, the Company entered into a merger agreement with Lpath, Inc, in which the stockholders of the Company would become the majority owners of Lpath, Inc. The proposed merger remains subject to certain conditions, including the approval of Lpath stockholders. If approved, upon closing of the transaction, Lpath will be renamed Apollo Endosurgery Inc. In conjunction with the merger, $29.0 million of common stock will be issued to existing investors of the Company prior to consummation of this merger, as contemplated by a securities purchase agreement.
(14) Subsequent Events
On December 29, 2016, Apollo completed its business combination with Lpath, a publicly traded company, in accordance with the terms of the Agreement and Plan of Merger and Reoganization (the "Merger Agreement"), dated September 8, 2016 (the "Merger"). Following the Merger, Lpath was renamed "Apollo Endosurgery, Inc." and began trading on The NASDAQ Global Market under the symbol "APEN." In conjunction with the Merger, $29.0 million of common stock was issued to existing investors of the Company prior to consummation of this Merger, as contemplated by a securities purchase agreement.
On October 10, 2016, the Company entered into a Fourth Amendment to the Credit Agreement in connection with the Merger Agreement and securities purchase agreement discussed above. The amendment amends and restates certain clauses within the debt agreement to conform to public company standards as well as adjusts the financial covenants as follows:

•	Quarterly revenue requirement increasing from $15.7 million to $25.0 million from September 30, 2016 through February 27, 2020; and

•	Minimum debt to revenue ratio decreasing from 0.80 to 0.40 from September 30, 2016 through February 27, 2020.
This agreement also requires the repayment of $11.0 million of principal which was paid on December 29, 2016 upon closing of the Merger.
On March 7, 2017, Apollo entered into a Fifth Amendment to the Credit Agreement with its lender, Athyrium Opportunities II Acquisition LP ("Athyrium"), to modify the terms of its senior secured credit facility.
Specifically, the Fifth Amendment (i) reduced the minimum cash balance requirement to $0.0 from $8.0 million, (ii) reduced the minimum quarterly revenue requirement to $13.0 million from $18.0 million, (iii) increased the maximum

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(In thousands, except for share data)

debt-to-revenue ratio to 0.65 from 0.60 and (iv) required Apollo to make a principal repayment of $7.0 million. The minimum quarterly revenue requirement will increase by $1.0 million quarterly over the remaining term of the facility, and the maximum debt-to-revenue ratio will decline gradually each quarter, from 0.65 to 0.25, over the remaining term of the facility. In conjunction with the $7.0 million principal repayment, all prepayment premiums and exit fees were waived.